Exhibit 99.1

Elevai Labs Inc. Subsidiary, Elevai Skincare Inc., Announces Positive Data Results with Completion of Clinical Study of Elevai Enfinity Topical Exosome Serum

NEWPORT BEACH, Calif., August 26, 2024 (GLOBE NEWSWIRE) — Elevai Labs, Inc. (NASDAQ: ELAB) (“Elevai” or the “Company”), a pioneering force in medical aesthetics, announces the completion of a clinical study examining the effectiveness of Elevai exosomes on facial appearance. The data, pending peer review, from the clinical study was internally reviewed by the Company, and the results show Elevai Enfinity to be safe and tolerable with significant improvement noted across many aspects of skin appearance. Elevai aims to publish the full study results in the near future.

The study assessed the use of twice-daily Elevai enfinityTM, a topical exosome product, on 29 study participants over a 12-week period, to determine the efficacy on facial appearance, including measurements like facial firmness, skin tone, wrinkles and smoothness. The study investigated healthy subjects between 40-70 years of age with mild to moderate facial photoaging and sensitive skin.

Elevai worked with Dr. Zoe Draelos, a board-certified dermatologist as the Principal Investigator. Renowned for her extensive experience with research in aesthetics and cosmetics, Dr. Draelos brings 35 years of dermatology experience leading over 800 clinical studies.

“We were fortunate to collaborate with Dr. Draelos in conducting this pivotal clinical study on behalf of Elevai,” remarked Dr. Jordan R. Plews, PhD, Chief Executive Officer of Elevai Skincare Inc. “As a company that places science at the forefront of our mission, we recognized the significance of rigorously designing a study to validate the safety, effectiveness and tolerability of our daily topical exosome serum, Elevai enfinity™.”

Elevai enfinityTM harnesses the power of potent next generation stem cell technology and scientifically proven ingredients creating an 8-in-1 serum. Elevai enfinityTM leverages exosomes that work at a cellular level to support the skin’s natural repair mechanisms, giving skin a radiant and more youthful complexion.

With the recent entrance and expanding landscape of topical exosomes into the aesthetic skincare space, there has been a call for more scientific research examining the safety and tolerability of exosomes in addition to their effectiveness at improving the appearance of common skin-aging effects. Elevai is poised to prioritize science and data as part of the commercial strategy for 2024 onward, leveraging clinical results as a vital point of differentiation versus competing exosome products. The Draelos clinical study will be the first study Elevai Skincare plans to publish, with ongoing studies supporting the clinical validation of Elevai’s proprietary exosomes.

M. Bradley Calobrace, MD, FACS, a leading rejuvenation expert and top customer of ELEVAI enfinityTM stated:

“As a plastic surgeon, I believe it is imperative to see clinical evidence and data to fully understand the potential of topical exosome technology and how we can use it to best benefit our patients. We look forward to seeing more clinical validation studies from Elevai in the future as this regenerative aesthetics category continues to expand and we see more demand from our patients seeking out this innovative approach to skincare.”

About Elevai Labs Inc.

Elevai Labs Inc. (NASDAQ: ELAB) specializes in medical aesthetics and biopharmaceutical drug development, focusing on innovations for skin aesthetics and treatments tied to obesity and metabolic health. The Company operates a diverse portfolio of three wholly owned subsidiaries across the medical aesthetics and biopharmaceutical sectors, Elevai Skincare Inc., Elevai Biosciences Inc., and Elevai Research Inc. For more information please visit www.elevailabs.com.

About Elevai Skincare Inc.

Elevai Skincare Inc., a subsidiary of Elevai Labs Inc., is a medical aesthetics company developing and commercializing cutting-edge physician-dispensed skin and hair care applications. Elevai Skincare Inc. develops cosmetic products for the physician-dispensed market, with a focus on leveraging novel proprietary science-backed technologies, including its stem cell exosome technology. For more information, please visit www.elevaiskincare.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “believes,” “expects,” “plans,” “potential,” “would” and “future” or similar expressions such as “look forward” are intended to identify forward-looking statements. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results. These forward-looking statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, activities of regulators and future regulations and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. These risks and uncertainties include, among others: Elevai’s limited operating history and historical losses; Elevai’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Elevai’s dependence on the success of its product candidates EL-22 and EL-32; that Elevai may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Elevai’s ability to obtain, maintain and protect its intellectual property; Elevai’s dependence on third parties in connection with manufacturing, clinical trials and preclinical studies; and Elevai’s expectations regarding its growth, strategy, progress and the design, objectives and timing of its studies.

These and other risks are described more fully in Elevai Labs’ filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 29, 2024, and its other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Relations Contact:

Makenzie Mann
contact@elevailabs.com